AMENDMENT NO. 1

TO

PARTICIPATION AGREEMENT

Amendment No. 1, effective [March 17, 2014] to The Participation Agreement, (the “Agreement”), dated April 20, 2012 by and among AXA Equitable Life Insurance Company, First Trust Variable Insurance Trust, First Trust Advisors L.P. and First Trust Portfolios L.P. (collectively, the “Parties”).

The Parties hereby agree to amend the Agreement as follows:

1.	Schedule B. Schedule B of the Agreement is hereby deleted in its entirety and replaced with the attached “Schedule B”.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

FIRST TRUST ADVISORS L.P.		FIRST TRUST VARIABLE INSURANCE TRUST

By:		By:
Name:	Mark R. Bradley	Name:	Mark R. Bradley
Title:	Chief Operating Office	Title:	President and CEO

FIRST TRUST PORTFOLIOS L.P.

By:
Name:	Mark R. Bradley
Title:	Chief Operating Officer

AXA EQUITABLE LIFE INSURANCE COMPANY, on behalf of itself and its separate accounts

By:
Name:	Steven M. Joenk
Title:	Managing Director

SCHEDULE B

PORTFOLIOS

All Portfolios that are series of First Trust Variable Insurance Trust, whether now existing or hereafter created.